UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report - September 16, 2003
(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH (State of other jurisdiction of incorporation or organization)	1-8796 (Commission File No.)	87-0407509 (I.R.S. Employer Identification No.)

P.O. Box 45433, 180 East 100 South Street, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits (c) Exhibits.

Exhibit No.	Exhibit

99.1	Release issued September 16, 2003, by Questar Corporation.

          Item 12.   Results of Operations and Financial Condition

          On September 16, 2003, Questar Corporation issued a press release reaffirming its earnings guidance for the full year 2003. A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

September 17, 2003	/s/S. E. Parks

S. E. Parks Senior Vice President, Treasurer, and Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit

99.1	Release issued September 16, 2003, by Questar Corporation.

Exhibit 99.1

QUESTAR UPDATES EARNINGS GUIDANCE AND COMMENTS ON CURRENT
FIRST CALL THIRD-QUARTER ESTIMATES

     SALT LAKE CITY - Questar Corp. (NYSE:STR) reaffirmed its full-year 2003 earnings guidance but indicated third-quarter 2003 earnings would fall short of the current First Call consensus of $.38 per share. The integrated natural gas company estimated earnings for the three months ending Sept. 30, 2003, would range between $.30 and $.34 a share.

     The company's full-year 2003 earnings guidance is $2.15 to $2.25 per share. Previous guidance was $2.10 to $2.25. The current guidance is based on existing hedges for natural gas and oil production (see table below) and assumes sales prices at or near levels reflected in the forward price curve. The guidance also excludes the one-time cumulative effect of implementing SFAS 143, Accounting for Asset Retirement Obligations, asset sales, and a liability related to a dispute over the recovery of past CO2-processing charges.

     Questar Chairman and CEO Keith O. Rattie said the disparity between the company's internal expectations and analyst estimates "may be primarily due to timing differences" for revenues from the company's operations. "We remain on track with our 2003 plan and earnings guidance, but our revenue profile has changed, with a greater portion of revenues expected in the fourth and first quarters," he said.

     Rattie noted that the company expects significant growth in non-regulated production in the fourth quarter following completion of up to 25 natural gas wells at the Pinedale field in western Wyoming. Questar's 2003 Pinedale drilling program commenced in May, and most of the wells will be completed and turned to sales between mid-September and early November, when drilling is suspended on federal lands. Rattie also reaffirmed a previous full-year 2003 production estimate of 88 to 92 Bcf equivalent.

     The Questar CEO said that some revenues for Questar Gas - a retail natural gas-distribution subsidiary - have shifted to the first and fourth quarters because of a new rate structure that went into effect Jan. 1, 2003. Prior to this year, customer contributions in aid of construction were treated as revenues. Under the new tariff, customer contributions will be applied to reduce rate base. This change has the effect of shifting revenues from the low-volume summer months to the winter months. Rattie said the utility's financial performance is highly seasonal - with losses in the second and third quarters when gas consumption declines.

The company also provided an update on natural gas hedges for the second half of 2003, 2004 and 2005.

CURRENT HEDGE POSITIONS

Gas hedges/2003	Bcf	Price per Mcf.,
(Second Half)		net to well

Rocky Mountains	19.6	$3.26
Midcontinent	8.1	$4.07

Total	27.7	$3.50

Gas hedges/2004	Bcf	Price per Mcf,
		net to well

Rocky Mountains
1st half	15.7	$3.58
2nd half	15.9	$3.58

Year	31.6	$3.58

Midcontinent
1st half	8.5	$4.53
2nd half	8.6	$4.53

Year	17.1	$4.53

Total
1st half	24.2	$3.91
2nd half	24.5	$3.91

Year	48.7	$3.91

Gas hedges/2005	Bcf	Price per Mcf,
		net to well

Rocky Mountains
1st half	3.8	$3.56
2nd half	3.8	$3.56

Year	7.6	$3.56

Midcontinent
1st half	1.7	$4.50
2nd half	1.8	$4.50

Year	3.5	$4.50

Total
1st half	5.5	$3.85
2nd half	5.6	$3.85

Year	11.1	$3.85

Oil Hedges 2003	Bcf	Price per Bbl.,
(Second Half)	net to well

Rocky Mountains	460	$21.68
Midcontinent	92	$22.38
Total	552	$21.80

     Questar is an integrated natural gas company headquartered in Salt Lake City with total assets of $3.1 billion. Through subsidiaries, it engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transmission and storage; retail gas distribution; retail energy services; and information systems and technologies.

Forward-looking Statements

     This release contains certain forward-looking statements within the meaning of the federal securities laws. Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2002. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

For more information, visit Questar's internet site at: www.questar.com